Exhibit 99.1

NEWS RELEASE

CONTACT: Kim Duncan Vice President, Investor Relations ir@cooperco.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

THE COOPER COMPANIES CFO GREGORY W. MATZ TO RETIRE;

ALBERT G. WHITE NAMED SUCCESSOR IN PLANNED TRANSITION

PLEASANTON, Calif., September 1, 2016 – The Cooper Companies, Inc. (NYSE: COO) today announced that Gregory W. Matz, senior vice president, chief financial officer and chief risk officer, plans to retire from the company in early 2017 after more than six years of service to the company. As part of his planned transition, Mr. Matz intends to remain in his current role through fiscal year end October 31, 2016, and then act in an advisory capacity until March 2017 to ensure a smooth transition. Albert G. White, III will succeed Mr. Matz as chief financial officer, effective November 1, 2016. Mr. White will assume this role in addition to his current responsibilities as executive vice president and chief strategy officer of Cooper Companies, which includes responsibility for leading CooperSurgical.

“Greg has played a key role in helping Cooper deliver meaningful returns to our shareholders. On behalf of our Company, I want to thank him for his service and wish him the best in his retirement and future endeavors,” said Robert S. Weiss, Cooper’s president and chief executive officer.

Weiss added, “Al is a true professional with deep knowledge of the Cooper business built since joining the Company in 2006. He has excelled in key leadership positions at Cooper including leading CooperSurgical, strategy, treasury, IR, and communications. He also worked closely with Cooper in a banking capacity for many years prior to joining the company. I am highly confident in Al’s leadership and capabilities required for this expanded role.”

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of families with its diversified portfolio of products and services focusing on women’s health, fertility and diagnostics. Headquartered in Pleasanton, CA, Cooper has approximately 10,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

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